Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Lentuo International Inc. for the registration of ordinary shares, preferred shares, debt securities and warrants and to the incorporation by reference therein of our report dated May 15, 2014, with respect to the consolidated financial statements of Lentuo International Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 30, 2014